                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                               PERCEPTRON, INC.
- -------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)


- -------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

    (5) Total fee paid:

- --------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

- --------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

    (3) Filing party:

- --------------------------------------------------------------------------------

    (4) Date filed:

- --------------------------------------------------------------------------------

                              [PERCEPTRON LOGO]

                                                                    June 7, 1996

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders to be held on Friday, July 12, 1996, at 9:00 a.m., local time, at 23855 Research Drive, Farmington Hills, Michigan 48335.

     In addition to the election of directors, the proposals to be presented at the Annual Meeting include (a) approval of an amendment to the Company's 1992 Stock Option Plan to increase the shares of Common Stock available for grant under such plan by 250,000 shares and to restrict the number of shares of Common Stock which may be granted to any salaried employee in any fiscal year to 200,000 (the "1992 Amendment"); and (b) approval of an amendment to the Company's Directors Stock Option Plan to increase the shares of Common Stock available for grant under such plan by 63,000 shares (the "Directors Plan Amendment").

     The Board of Directors has carefully considered the 1992 Amendment and the Directors Plan Amendment in light of the Company's current growth strategy. To meet the challenges of this growth strategy, it is necessary for the Company to continually strengthen its team. In February 1996, Alfred A. Pease joined the Company as President and Chief Executive Officer. Prior to the date of the Annual Meeting, the Company expects to hire a new Chief Financial Officer and a Vice President of Engineering and, in the next year, intends to add numerous other new employees. In addition, at the Annual Meeting, the Company is seeking to add four new, highly qualified non-employee directors to the Board of Directors.

     The Company's philosophy is to link compensation to performance and has historically favored stock-based compensation incentives, in particular, stock option grants, as part of its compensation program for all team members, including directors, management and other employees. Due to the rapid expansion of the Company's business and the additional talent required to support continued growth, there are insufficient shares of Common Stock available under the 1992 Stock Option Plan and the Directors Stock Option Plan to continue the Company's successful history of providing compensation that is tied to increasing shareholder value. As a result, the Board of Directors has amended the stock option plans to permit the Company to continue to use stock option grants to build and strengthen its team.

     The Board of Directors believes that the 1992 Amendment and the Directors Plan Amendment will prove to be of significant benefit to the Company for the following reasons:

     - The Board of Directors believes that historic grants of stock options to team members have provided significant performance incentives to the team and have contributed to the Company's strong financial performance and increased shareholder value.

     - If the amendments are approved, the additional 250,000 shares of Common Stock available under the 1992 Stock Option Plan will be used specifically for options to purchase 200,000 shares of Common Stock which the Company granted to Alfred A. Pease, subject to shareholder approval, at the time he joined the Company as President and Chief Executive Officer, as well as for options to purchase approximately 65,000 shares of Common Stock which the Company believes will be required to attract and motivate a new Chief Financial Officer and a Vice President of Engineering.

     - The additional 63,000 shares being requested under the Directors Stock Option Plan will be used specifically for option grants required to be made under such plan to the four new outside director nominees, as well as annual option grants required under such plan through 1999 for up to seven outside directors, and will permit the Company to add one additional outside director who will be able to participate in the plan.

     - Each of the proposed stock incentive plans or related agreements include a vesting or holding period requirement which require directors, management and employees to contribute to the Company over an extended period of time in order to benefit from these plans.

     - These plans have been designed to encourage Common Stock ownership, with the intention of further aligning the interests of the Company's employees with the interests of shareholders.

     The enclosed Proxy Statement offers a more complete description of the 1992 Amendment and the Directors Plan Amendment. The Board of Directors encourages you to read the Proxy Statement carefully.

     THE BOARD OF DIRECTORS BELIEVES IT IS OF CRITICAL IMPORTANCE THAT THE AMENDMENTS TO THESE PLANS BE ADOPTED, AND WE NEED YOUR VOTE. The Company's revenues have grown from $14.5 million in 1992 to $37.3 million in 1995; net income has grown from $1.8 million to $9.3 million over the same period. This has significantly increased shareholder value as the Company's stock price has risen from the Initial Public Offering price (as adjusted for the 1995 stock split) of $4.33 at August 20, 1992 to $36.13 at May 31, 1996. None of this would have been possible without the hard work of team members, who have all been incentivized with stock options.

     We are proud of our accomplishments and look forward to building the team required to continue our efforts. We need your vote to help us attract additional talent and retain our exceptional team who have built shareholder value.

     Please take the time now to vote in favor of each of the proposals to be presented at the Annual Meeting by promptly returning the enclosed proxy, marked, dated and signed.

                                        Sincerely,

                                        /s/James E. McGrath

                                        James E. McGrath
                                        Chairman of the Board of Directors

                              [PERCEPTRON LOGO]

                       ----------------------------------

                                PERCEPTRON, INC.
                          NOTICE OF ANNUAL MEETING OF
                                  SHAREHOLDERS
                            TO BE HELD JULY 12, 1996

                       ----------------------------------

     The Annual Meeting of Shareholders of Perceptron, Inc., a Michigan corporation, will be held on Friday, July 12, 1996, at 9:00 a.m., local time, at 23855 Research Drive, Farmington Hills, Michigan 48335 for the following purposes:

     1. To elect nine directors to serve until the 1997 Annual Meeting of Shareholders.

     2. To approve and adopt an amendment to the Company's 1992 Stock Option Plan which would (a) increase the total number of shares of the Company's Common Stock available for grant under such plan by 250,000 shares and (b) restrict the number of shares of Common Stock which may be subject to options granted under such plan to any salaried employee of the Company, in any fiscal year, to 200,000 shares of Common Stock.

     3. To approve and adopt an amendment to the Company's Directors Stock Option Plan which would increase the total number of shares of the Company's Common Stock available for grant under such plan by 63,000 shares.

     4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on May 17, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. A certified list of shareholders entitled to vote at the meeting will be available for examination by any shareholder during the meeting at the corporate offices at 23855 Research Drive, Farmington Hills, Michigan, 48335.

                                          By the Order of the Board of Directors

                                          Thomas S. Vaughn

                                          Thomas S. Vaughn, Secretary

23855 Research Drive
Farmington Hills, Michigan 48335
June 7, 1996

- --------------------------------------------------------------------------------
     THE VOTE OF EVERY SHAREHOLDER IS IMPORTANT, AND YOUR COOPERATION IN
PROMPTLY RETURNING YOUR MARKED, DATED AND SIGNED PROXY WILL BE APPRECIATED. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU
ATTEND THE MEETING. YOUR PROXY WILL, HOWEVER, HELP TO ASSURE A QUORUM AND TO
AVOID ADDED PROXY SOLICITATION COSTS.
- --------------------------------------------------------------------------------

                           -------------------------

                                PROXY STATEMENT
                           -------------------------

                                PERCEPTRON, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD AT 9:00 A.M. ON JULY 12, 1996
                           -------------------------

                                  INTRODUCTION

     This Proxy Statement and the accompanying form of proxy, which were first mailed to shareholders on approximately June 11, 1996, are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Perceptron, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at the corporate offices of the Company on Friday, July 12, 1996, at 9:00 a.m., local time, and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. The corporate offices of the Company are located at 23855 Research Drive, Farmington Hills, Michigan, 48335, and the Company's telephone number is (810) 478-7710.

     Only holders of record of the Company's Common Stock at the close of business on May 17, 1996 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Shareholders of record on the Record Date are entitled to one vote per share on any matter that may properly come before the Annual Meeting. As of the Record Date, there were 6,874,395 shares of Common Stock outstanding and entitled to vote. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. See "Share Ownership of Management and Certain Shareholders" for a description of the beneficial ownership of the Company's Common Stock. The Company's Board of Directors announced a three-for-two stock split of the Company's Common Stock, which was effected in the form of a stock dividend payable on November 30, 1995 to shareholders of record on November 20, 1995 (the "1995 Stock Split"). All reported historical information contained herein has been adjusted accordingly to reflect the impact of the 1995 Stock Split.

     The Company has engaged D.F. King & Co., Inc. at an estimated cost of $6,000 to solicit proxies by any appropriate means, including personal interview, mail, telephone, courier service and facsimile transmissions, following the original mailing of proxy soliciting material. In addition, directors and officers and other employees of the Company may solicit, without additional compensation, proxies by any appropriate means, including personal interview, mail, telephone, courier service and facsimile transmissions. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries which are record holders of the Company's Common Stock to forward proxy soliciting material to the beneficial owners of such shares and the Company will reimburse such record holders for their reasonable expenses incurred in connection therewith. The cost of soliciting proxies, including the preparation, assembling and mailing of the Notice of Meeting, Proxy Statement, form of proxy and any other soliciting material, as well as the cost of forwarding such material to the beneficial owners of Common Stock, will be borne by the Company.

     Shares represented by a duly executed proxy, unless previously revoked, will be voted at the Annual Meeting in accordance with the instructions of the shareholder thereon if the proxy is received by the Company before the close of business on July 11, 1996. Shares represented by a proxy received after that date will be voted if the proxy is received by the Company in sufficient time to permit the necessary examination and tabulation of the proxy before the vote of shareholders is taken. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy,
(ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at the Company's corporate offices at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

     For purposes of determining the number of votes cast with respect to the election of directors, only those cast "for" or "against" are included. Abstentions are counted only for purposes of determining whether a quorum is present at the Annual Meeting and determining whether the requisite vote is received on the proposals to amend the 1992 Stock Option Plan and the Directors Stock Option Plan. Broker non-votes are not counted for any purpose.

                       MATTERS TO COME BEFORE THE MEETING

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     At the Annual Meeting, Shareholders will be asked to elect a board of nine directors to hold office, in accordance with the Bylaws of the Company, until the 1997 annual meeting and until the election and qualification of their successors, or until their resignation or removal. The following table sets forth information regarding the nominees for election to the Company's Board of Directors. The shares represented by properly executed proxies will be voted in accordance with the specifications made therein. PROXIES WILL BE VOTED "FOR" THE ELECTION OF SUCH NOMINEES UNLESS THE SPECIFICATION IS MARKED ON THE PROXY INDICATING THAT AUTHORITY TO DO SO IS WITHHELD. If a nominee is unable to serve or, for good cause, will not serve, the proxy confers discretionary authority to vote with respect to the election of any person to the Board. The nominees receiving a plurality of votes cast at the Annual Meeting will be elected to the Board of Directors. Shares may not be voted cumulatively for the election of directors.

     The nominees named below have been selected by the Board of Directors of the Company. The following information with regard to business experience has been furnished by the respective nominees for director.

                                             POSITION, PRINCIPAL OCCUPATIONS AND
        NAME AND AGE                                 OTHER DIRECTORSHIPS
- ----------------------------   ---------------------------------------------------------------
Dwight D. Carlson, 52.......   Mr. Carlson has been a director of the Company since 1981, when he founded the Company. Since February 1996, Mr. Carlson has served as Vice Chairman of the Board of Directors. From 1981 to
                               February 1996, Mr. Carlson was President and Chief Executive
                               Officer of the Company. Mr. Carlson also serves as Chairman of the Board of Michigan Future, Inc., a Michigan non-profit
                               corporation addressing competitiveness issues in the State of
                               Michigan; Chairman of the Auto Body Consortium, a non- profit company engaged in research to improve manufacturing processes in the automotive industry; a director of Industrial Technology
                               Institute of Michigan, a non-profit corporation focused on research to enhance Michigan's economy; and a director of the
                               National Coalition for Advanced Manufacturing, a non-profit corporation whose purpose is to develop cooperation between industry, government and academia in advanced manufacturing and industrial modernization. Recently, Mr. Carlson joined the
                               Visiting Committee of the National Institute of Standards and
                               Technology.
Philip J. DeCocco, 58.......   Mr. DeCocco has been President of Sturges House, Inc., a
                               company founded by Mr. DeCocco, since 1983. Sturges House, Inc.
                               offers executive recruiting and management consulting services in human resources, strategic planning, executive development and organization design and development to various companies, including the Company.
Paul L. McDermott, 42.......   Mr. McDermott has been a director of the Company since 1993.
                               Mr. McDermott has been a Managing Director at Nomura Securities
                               International, Inc., an investment banking firm, since 1993, and has served in various other capacities at Nomura since
                               1986. Mr. McDermott also serves as a director of New Valley
                               Corp. and International Apparel, Inc.

                                             POSITION, PRINCIPAL OCCUPATIONS AND
        NAME AND AGE                                 OTHER DIRECTORSHIPS
- ----------------------------   ---------------------------------------------------------------
Robert S. Oswald, 55........   Mr. Oswald has been President and Chief Executive Officer of
                               Robert Bosch Corporation ("Bosch"), a manufacturer of
                               automotive components and systems, since January 1994. From
                               January, 1990 to December 1993, Mr. Oswald was President of the
                               Original Equipment Manufacturer's Division of Bosch. Mr. Oswald
                               serves as a director of Robert Bosch, Gmbh and Associated Fuel
                               Pump Systems Corporation.
Alfred A. Pease, 50.........   Mr. Pease has been a director of the Company since February
                               1996. Since February 1996, Mr. Pease has been President and
                               Chief Executive Officer of the Company. From November 1993 to
                               February 1996, Mr. Pease was President and founder of Digital
                               Originals, Inc., a manufacturer of digital imaging products and related software. From December 1990 to October 1993, Mr. Pease served as Product Line Director of Advanced Micro Devices,
                               Inc., a manufacturer of semi-conductor products.
Harry T. Rein, 51...........   Mr. Rein has been a director since 1985. Since 1987, he has been Managing General Partner and founder of Canaan Partners, a venture capital firm. Mr. Rein also serves as a director of various private corporations.
Paul E. Rice, 52............   Mr. Rice has been a director of the Company since 1989. Since
                               1984, he has been Administrator of the Alternative Investments
                               Division, Bureau of Investments, Michigan Department of
                               Treasury. Mr. Rice currently serves on the advisory boards of numerous investment funds and is also a director of various private corporations.
Louis R. Ross, 64...........   Mr. Ross retired in December 1995 as Vice Chairman and Chief
                               Technical Officer of Ford Motor Company ("Ford") and a member of Ford's Office of Chief Executive and its Board of Directors,
                               positions he held since January 1993. From October 1991 to
                               January 1993, he served as Executive Vice President and Chief
                               Technical Officer of Ford and from May 1989 to October 1991, he was Vice President International Automotive Operations of Ford.
Terryll R. Smith, 46........   Mr. Smith has been Group Vice President, Sales and Marketing of
                               Advanced Micro Devices, Inc. ("AMD"), a manufacturer of
                               integrated circuits, since February, 1996. From January, 1994 to February, 1996, Mr. Smith was Group Vice President,
                               Applications Solutions Products of AMD. From October, 1992 to
                               January, 1994, Mr. Smith was Vice President, International
                               Sales and Marketing and from March, 1989 to October, 1992, was
                               Vice President, European Sales, Marketing and Operations of
                               AMD.

                       BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors is responsible for direction of the overall affairs of the Company. Directors of the Company are elected to serve until their successors are elected. During the year ended December 31, 1995, the Board of Directors met a total of eight times. All of the current directors who are standing for re-election attended at least 75% of the total meetings of the Board of Directors, and of any committee on which they served, held during the period in 1995 in which they served as directors or members of any such committees.

     The Board of Directors has delegated certain authority to an Audit Committee, a Management Development and Compensation Committee and an Executive and Nominating Committee to assist it in executing its duties. The composition and principal functions of each Committee are as follows:

     Audit Committee. The Audit Committee is comprised of three members of the Board of Directors: Messrs. James A. McGrath (who is not standing for re-election to the Board of Directors), McDermott and Rein. The principal functions of the Audit Committee are to nominate the accounting firm to be appointed as the Company's independent certified public accountants and to review the plan and scope of the audit, the report of the audit upon its completion and the adequacy of the Company's internal accounting procedures and controls. The Audit Committee also reviews the nature and extent of all services provided to the Company by such accountants and evaluates their fees and the effects of such services upon their independence. The Audit Committee held two meetings in 1995.

     Management Development and Compensation Committee. The Management Development and Compensation Committee is comprised of three members of the Board of Directors: Messrs. McDermott, Rein and Rice. The principal functions of the Committee are to review the Company's compensation programs, to establish the compensation programs for the Company's executive officers, and to review and approve annual bonuses to be paid to such executive officers. The Committee also administers the Company's two Stock Option Plans. The Committee formally meets from time to time and also takes action by consent resolution. The Committee took informal action by consent resolution four times in 1995.

     Executive and Nominating Committee. The Executive and Nominating Committee is comprised of five members: Messrs. Carlson, McGrath, James A. Ratigan (who is not standing for re-election to the Board of Directors), Rein and Rice. The Committee is generally authorized to act on behalf of the Board of Directors between meetings of the Board. The Committee's duties also include recommending to the Board of Directors the nominees to stand for election as directors at each annual meeting of shareholders and recommending to the Board of Directors the directors to serve on the standing committees of the Board. Recommendations by shareholders of possible director nominees may be addressed to the Executive and Nominating Committee of the Board of Directors in care of the Secretary of the Company and will be forwarded to the Committee for consideration.

             PROPOSAL 2 -- AMENDMENT TO THE 1992 STOCK OPTION PLAN

PROPOSED AMENDMENT TO THE 1992 PLAN

     The Company proposes to amend the 1992 Stock Option Plan (the "1992 Plan") to (a) increase the total number of shares of Common Stock available for grant under such plan from 1,564,286 to 1,814,286 and (b) restrict the number of shares of Common Stock which may be subject to options granted under such plan to any salaried employee, in any fiscal year, to 200,000 shares of Common Stock.

     This amendment is necessitated by the fact that there are insufficient shares of Common Stock currently available under the 1992 Plan for the Company
(i) to grant all options it committed to grant to Alfred A. Pease, the Company's new President and Chief Executive Officer, under the terms of his employment agreement; (ii) to grant the level of options believed necessary to attract other new executives, in particular a chief financial officer and a vice president of engineering, and additional team members; and (iii) to continue to grant options as a means of retaining and incenting existing officers, managers and other team members. This amendment, if approved by the shareholders of the Company, will result in Mr. Pease receiving all options which the Company had committed to grant to him and will permit the continued use of options to attract new executives and other team members and to retain and incent the Company's existing team.

     The amendment restricting the number of shares of Common Stock which may be subject to options granted to any salaried employee is being proposed so that the Company will not be limited by applicable federal income tax regulations in its ability to deduct compensation expense arising from options granted under the 1992 Plan.

     Increase in Shares Authorized Under Plan. The Company's executive officer and management compensation program reflects the Company's philosophy that executive compensation should be linked to performance. As a result, a substantial portion of each such executive's cash compensation is paid in the form of a bonus which is earned only if the Company achieves established performance standards. Similarly, the Management Development and Compensation Committee (the "Management Development Committee") has historically favored stock-based compensation incentives for the Company's executives, such as stock options which permit the executives to buy a specified number of shares of Common Stock at the fair market value on the date an option is granted. Such stock options gain value only if the price of the Common Stock increases above the exercise price.

     The Company has also historically utilized stock option grants as part of its compensation program for all team members, reflecting the Company's philosophy of linking compensation to performance. The Board of Directors believes that it is appropriate to link compensation, at all levels within the organization, to performance and to continue such practice through future grants of stock options. In addition, the Company believes that the use of stock option grants to team members helps to provide an incentive for their continued employment and otherwise more closely aligns their interests with those of the Company and its shareholders.

     Further, as the Company continues to grow, it has a continuing need to attract highly qualified executive and other team member candidates to meet the Company's personnel requirements. The Company utilizes stock options as part of a standard compensation package developed to attract such candidates.

     If the 1992 Plan is amended as proposed, the Company intends to continue to use stock options as a key component of its executive and team compensation program as described above.

     As of May 31, 1996, there were 23,718 shares of Common Stock available for grants under the 1992 Plan and there were outstanding options to purchase 200,000 shares of Common Stock which become exercisable only if the shareholders approve the proposed amendment to the 1992 Plan (the "Contingent Options"). The Contingent Options consist of options to purchase 200,000 shares of Common Stock issued to Mr. Pease, in connection with his appointment as the Company's President and Chief Executive Officer, effective February 14, 1996. The Contingent Options consist of non qualified options to purchase 182,980 shares of Common Stock exercisable at an exercise price of $20.625 per share and the remainder as incentive stock options exercisable at an exercise price of $23.50 per share. None of the Contingent Options will become exercisable unless the proposed amendment to the 1992 Plan is approved by the shareholders of the Company. If the shareholders of the Company approve the proposed amendment to the 1992 Plan, the Contingent Options become exercisable in cumulative annual installments of 25% beginning February 14, 1997 and expire on February 14, 2006 or earlier, in the event of the termination of Mr. Pease's employment with the Company. As of the date of the termination of Mr. Pease's employment with the Company, all unexercisable Contingent Options expire, except that in the event of the termination of Mr. Pease's employment without cause after July 14, 1996, unexercisable Contingent Options for 66,667 shares of Common Stock will become immediately exercisable. In the event shareholders do not approve such amendment, the Company has agreed to grant Mr. Pease an option to purchase 100,000 shares of Common Stock (the "Substitute Option") on terms no less favorable than those applicable to the Contingent Options, options to purchase 100,000 of the Contingent Options shall expire and be cancelled and the Company shall use its best efforts to obtain shareholder approval for the remainder of the Contingent Options. See "Further Information -- Compensation of Directors and Executive Officers -- Employment Agreements."

     Assuming the proposed amendment to the 1992 Plan is adopted, the Contingent Options will become exercisable in accordance with their terms and there would be 273,718 shares available for future grants under the 1992 Plan. Future grants of options under the 1992 Plan may be made to new team members, including new additions to the Company's executive team, management team and other team members, and to existing team members, including the Company's executive officers, management team and other team members. It is anticipated that options to purchase up to 65,000 shares, in the aggregate, will be granted to attract new executives, including a chief financial officer and a vice president of engineering.

     If the proposed amendment to the 1992 Plan is not adopted, the Contingent Options will not become exercisable, the Company will be obligated to issue replacement options for one-half of the Contingent Options, the Company will be obligated to use its best efforts to obtain shareholder approval for the remainder of the Contingent Options at a future meeting of the shareholders of the Company and, assuming no further options were issued under the 1992 Plan after May 31, 1996 (other than one-half of the Contingent Options as described above), there would be only 123,718 shares available for future grants under the 1992 Plan. The Company believes that this number of available option shares would be inadequate to meet the Company's needs and would significantly impede the Company's ability to attract new team members, including new executives, and to retain existing key team members. Further, the inability of Mr. Pease to exercise one half of his Contingent Options as a result of the failure of the shareholders to approve the proposed amendment to the 1992 Plan could negatively impact the Company's ability to retain and to incent Mr. Pease.

     Limit on Number of Shares. The Company proposes to amend the 1992 Plan to limit to 200,000 the number of shares of Common Stock that may be subject to options granted under such plan to any salaried employee in any fiscal year.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and certain proposed regulations and transitional rules promulgated thereunder by the Internal Revenue Service contain rules regarding the federal income tax deductibility of compensation paid to a publicly traded corporation's chief executive officer and to each of its four most highly paid executive officers. Under Section 162(m), the Company may deduct compensation paid to such an executive only to the extent that it does not exceed $1,000,000 during any fiscal year, unless the compensation constitutes "performance-based" compensation. In general, compensation attributable to a stock option or stock appreciation right is deemed to be based on performance if (i) the grant is made by the corporation's compensation committee, (ii) the plan under which the grant is made includes a per-employee limit on the number of shares with respect to which options may be granted during a specific period; and (iii) the amount of compensation the employee could receive under the terms of the option is based solely on the increase in value of the stock after the date of the grant.

     The Board of Directors concluded that it would be advisable to establish certain restrictions on the granting of options under the 1992 Plan to exempt from Section 162(m) compensation realized in connection with future exercises of options. Accordingly, the Board has amended the 1992 Plan to limit to 200,000 the number of shares of Common Stock that may be subject to options granted to any salaried employee in any fiscal year. If this amendment is approved by the shareholders, compensation deductions available to the Company arising from the exercise of options granted under the 1992 Plan generally should not be limited by Section 162(m).

     The Board believes it is in the best interests of the shareholders to maximize the Company's available tax deductions through this amendment to the 1992 Plan, but not unduly limit its discretion in establishing executive compensation. As a result, the Board established the permitted size of option awards to a single individual based on the Board's determination of the maximum number of option shares which would be required to be granted in any fiscal year to retain or attract any executive officer of the Company.

REQUIRED VOTE

     Approval of the amendment to the 1992 Plan requires the affirmative vote of holders of a majority of the shares present, or represented, and entitled to be voted at the Annual Meeting. Abstentions will have the effect of a vote against approval of the 1992 Plan and broker non-votes will have no effect.

     PROXIES WILL BE VOTED "FOR" THE APPROVAL OF THE AMENDMENT TO THE 1992 PLAN UNLESS OTHERWISE INDICATED ON THE PROXY.

THE 1992 STOCK OPTION PLAN

     The 1992 Plan was adopted by the Board of Directors on April 21, 1992 and approved by the shareholders on April 27, 1992 and has been amended on several occasions thereafter. Most recently the Plan was amended on January 25, 1996 and June 3, 1996, (i) to increase the total number of shares of Common Stock available for grant under such plan from 1,564,286 to 1,814,286 and (ii) to restrict the number of shares of Common Stock which may be subject to options granted under such plan to any salaried employee of the Company, in any fiscal year, to 200,000 shares of Common Stock. Such amendment is being submitted to the shareholders for approval at the Annual Meeting.

     Subject to the subsequent sentence, an aggregate of 1,564,286 shares of the Common Stock are reserved for issuance upon the exercise of options granted under the 1992 Plan. If, for any reason, an option lapses, expires or terminates without having been exercised in full, the unpurchased shares covered thereby are again available for grants of options under the 1992 Plan. In addition, if the option is exercised by an optionee through the retention by the Company of a portion of the option in payment of the exercise price of such option or by delivery to the Company of shares previously acquired pursuant to options granted under the 1992 Plan, then shares of Common Stock underlying the retained option and shares of Common Stock delivered in payment of the exercise price of an option as described above will again be available for grants of options under the 1992 Plan.

     Pursuant to the 1992 Plan, employees of the Company (approximately 186 persons) may be granted incentive stock options ("ISOs") within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and other persons (including employees) may be granted non-qualified options to acquire Common Stock. The purpose of the 1992 Plan is to encourage employees of the Company and certain other key persons to acquire Common Stock. The Company believes that stock option grants to employees help to provide an incentive for their continued employment and otherwise more closely align their interests with those of the Company and its shareholders.

     The 1992 Plan presently is administered by the Management Development Committee of the Board of Directors. Subject to the express provisions of the 1992 Plan, the Management Development Committee has authority, in its discretion, to determine which employees and other persons receive options, the times when options shall be granted, the exercise price of each option, the period during which each option may be exercised, the number of shares subject to each option and the terms of the respective option agreements covering each option granted under the 1992 Plan. The Management Development Committee may set aside a fixed number of shares of Common Stock out of the shares available under the 1992 Plan for grants by the President to employees of the Company who are not executive officers of the Company.

     Stock options granted under the 1992 Plan are exercisable upon such terms as the Management Development Committee, in its discretion, may determine. No option granted under the 1992 Plan may be exercisable more than ten years from the date upon which it was granted. In addition, no option granted under the 1992 Plan may be exercisable within six months from the date of grant by persons subject to Section 16(b) of the Securities Exchange Act of 1934, as amended. No ISO shall be exercisable by any employee who has not been in the continuous employ of the Company for a period of at least one year from the date of grant. The exercise price of an ISO may be no less than the fair market value of the Common Stock on the date of grant. Employees possessing more than ten percent of the voting stock of the Company are eligible to receive ISOs; provided, however, that the option price of ISOs granted to such employees shall not be less than 110% of the fair market value of the shares covered by the ISOs on the date of grant and such ISOs shall not be exercisable more than five years after the date of grant. The exercise price of non-qualified options granted to employees, officers, directors and affiliates shall be no less than 85% of the fair market value of the Common Stock on the date of grant. The last reported sale price of the Common Stock, as quoted on The Nasdaq Stock Market's National Market (the "Nasdaq National Market"), on May 31, 1996 was $36.125 per share.

     The exercise price is payable in full in cash or in shares of Common Stock at the time of purchase; or, in the case of non qualified stock options or in the case of ISOs issued on or after May 21, 1993, the exercise price may be paid by delivery to the Company of a properly executed exercise notice, acceptable to the Company, together with irrevocable instructions to the participant's broker to deliver to the Company sufficient cash to pay the exercise price and any applicable income and employment withholding taxes, in accordance with a written agreement between the Company and the brokerage firm ("cashless exercise" procedure); or, in the case of non-qualified stock options or in the case of ISOs issued on or after October 21, 1994, the option exercise price may be paid through the retention by the Company of shares of Common Stock which would otherwise be transferred to the optionee upon the exercise of exercisable options, with such retained shares having a value equal to the difference between the fair market value of the shares being retained (determined as of the date of exercise of the options), less the exercise price of such options; or, in the case of ISOs, may be paid in three installments as hereinafter provided; or, a combination of the foregoing. In the event of payments in installments, 50% of the purchase price shall be paid on the date of exercise and on such date the exercising optionee shall execute and deliver to the Company such optionee's promissory note making such optionee personally liable to pay the balance of the purchase price in two installments on the first and second anniversaries of the date of exercise. Such promissory note shall bear interest at a rate determined by the Management Development Committee and shall be secured by a pledge of the Common Stock being purchased.

     Generally, if the employment by the Company of any optionee who is an Employee (as defined in the 1992 Plan) shall terminate for any reason, other than by death or total and permanent disability, any option which such optionee is entitled to exercise on the date of such termination shall be exercisable by the optionee at any time on or before the earlier of the expiration date of the option or three months after the date of such termination, but only to the extent of the accrued right to purchase at the date of such termination. If the employment of any optionee who is an Employee shall be terminated because of total and permanent disability of such optionee, the option shall be exercisable by the optionee at any time on or before the earlier of the expiration date of the option or one year after the date of such termination of employment, but only to the extent of the accrued right to purchase at the date of such termination. If any optionee shall die while employed by the Company and, if at the date of death, the optionee shall be entitled to exercise an option, such option may be exercised by any person who acquires the option by bequest or inheritance or by reason of the death of the optionee, or by the executor or administrator of the estate of the optionee, at any time before the earlier of the expiration date of the option or one year after the date of death of the optionee, but only to the extent of the accrued right to purchase at the date of death.

     Certain option agreements issued to officers of the Company contain a provision accelerating the exercisability of options granted under the 1992 Plan in the event of their termination of employment under certain circumstances, including terminations of an officer's employment without cause. All agreements issued to date under the 1992 Plan contain provisions accelerating the exercisability of options granted under the 1992 Plan in the event of certain mergers and sales of all or substantially all of the assets of the Company.

     See "Further Information -- Compensation of Directors and Executive Officers -- Termination of Employment and Change of Control Arrangements" for a description of additional provisions applicable to the executive officers named in the Summary Compensation Table.

AMENDMENT OR TERMINATION

     The 1992 Plan may be suspended or terminated in its entirety at any time by the Board of Directors. In addition, the Board of Directors may suspend, terminate or amend the 1992 Plan at any time without the approval of shareholders; provided, however, that the approval of shareholders is required for any amendment which: (i) increases the total number of shares of stock issuable under the 1992 Plan; (ii) decreases the minimum option price; (iii) alters the class of employees eligible for grants of options; (iv) increases the maximum term of options granted under the 1992 Plan; (v) reduces the period of time after the date of grant during which an employee must remain in the employ of the Company in order to exercise an option; (vi) increases the term of the 1992 Plan; (vii) withdraws the administration of the 1992 Plan from the Board of Directors; or (viii) otherwise materially increases the benefits accruing to participants under the 1992 Plan.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. Under the Code as now in effect, at the time an ISO is granted or exercised, the optionee will not be deemed to recognize any income and the Company will not be entitled to any deduction. However, the difference between the exercise price and the fair market value of the purchased shares on the date of exercise is an item of tax preference which may subject the optionee to the alternative minimum tax in the year the ISO is exercised. The holder of an ISO generally will be accorded long-term capital gain or loss treatment on the disposition of Common Stock acquired by exercise of the option; provided that the disposition occurs more than two years from the date of grant and one year from the date of exercise. An optionee who disposes of shares acquired upon exercise of an ISO prior to the expiration of the foregoing holding periods recognizes ordinary income upon the disqualifying disposition equal to the difference between the option price and the lesser of the fair market value of the shares on the date of exercise or the date of disposition. Any appreciation between the date of exercise and date of disposition is taxed as long or short-term capital gain, depending upon the holding period of the shares. Payment of the option price with previously acquired ISO shares that have not been held for the statutory holding periods will be treated as a disqualifying disposition of those shares, with the tax consequences described above. Payment of the exercise price by surrendering shares of Common Stock generally will not result in the recognition of a capital gain or loss on the shares surrendered. If an ISO is exercised by the retention by the Company of shares of Common Stock underlying ISOs under the 1992 Plan, the optionee will recognize ordinary income in the year the option is exercised equal to the difference between the fair market value of the Common Stock underlying the retained options on the date of exercise and the exercise price of such options. The optionee's basis for the newly acquired shares will be equal to the fair market value of the shares on the exercise date and the optionee's holding period will begin on the day after the date of exercise. To the extent ordinary income is recognized by the optionee, the Company may deduct a corresponding amount as compensation.

     Nonqualified Stock Options. Upon the exercise of a nonqualified option, an optionee will recognize ordinary income equal to the difference between the option price and the fair market value of the Common Stock at the time of exercise. When the optionee disposes of shares acquired by the exercise of an option, the amount received in excess of the fair market value on the date of exercise will be treated as long or short-term capital gain, depending on the holding period of the shares. Payment of the option price for shares of Common Stock by surrender of shares of Common Stock previously owned by the optionee will not give rise to a recognized gain on the shares surrendered. If a nonqualified option is exercised with payment by Common Stock, to the extent the number of new shares received upon the exercise of a nonqualified option exceeds the number of shares surrendered upon the exercise of such option, the fair market value of the additional shares on the date the option is exercised, reduced by the amount of any cash paid by the optionee upon the exercise of the option, will be taxable to the optionee as ordinary income in the year the option is exercised. The optionee's basis and holding period for the number of newly-acquired shares equal to the number of surrendered shares will carry over from the surrendered shares on a share-for-share basis. The optionee's basis in the remaining shares will equal the fair market value of the shares on the exercise date, and the optionee's holding period will begin on the day after the date on which the optionee's tax basis is determined. If a nonqualified option is exercised by the retention by the Company of shares of Common Stock underlying options under the 1992 Plan, the optionee will recognize ordinary income in the year the option is exercised equal to the difference between the fair market value of the Common Stock underlying the retained options and the exercised options on the date of exercise and the exercise price of such options. The optionee's basis for the newly acquired shares will be equal to the fair market value of the shares on the exercise date and the optionee's holding period will begin on the day after the date of exercise. To the extent ordinary income is recognized by the optionee, the Company may deduct a corresponding amount as compensation.

STOCK OPTIONS GRANTED UNDER THE 1992 PLAN

     The following table lists each person named in the Summary Compensation Table under "Further Information -- Executive Compensation -- Summary Compensation Table" below, all director nominees, all current executive officers as a group, all current directors (other than executive officers) as a group, each associate of the foregoing persons, each other person who received or is to receive at least five percent of the options under the 1992 Plan, and all current team members of the Company (other than executive officers) as a group, indicating the number and weighted average exercise price of options granted under the 1992 Plan to each of the foregoing, as of May 31, 1996. The table does not include options previously granted under the Company's 1983 Stock Option Plan.

                                                       OPTIONS GRANTED               WEIGHTED AVERAGE
           NAMES AND PRINCIPAL POSITION               UNDER 1992 PLAN(1)              EXERCISE PRICE
- ---------------------------------------------------   ------------------             ----------------
Alfred A. Pease, President and Chief Executive
  Officer; Director Nominee........................         200,000(2)                    $20.87
James E. McGrath, Chairman of the Board............         120,000(3)                      3.71
Dwight D. Carlson, Vice Chairman of the Board;
  Former President and Chief Executive Officer;
  Director Nominee.................................         263,191(4)                      5.14
James A. Ratigan, Executive Vice President and
  Chief Financial Officer; Former Executive Vice
  President
  and Chief Operating Officer......................         172,500(5)                      7.33
Neil E. Barlow, Executive Vice President --
  International....................................          62,961(6)                      6.21
Gary D. Johnson, Former Executive Vice President --
  Marketing........................................          62,961(7)                      6.21
All Current Executive Officers as a Group (5
  persons).........................................         818,652(2)(3)(4)(5)(6)          9.32
All Current Directors (other than Executive
  Officers) as a Group (4 persons).................         0                                 --
Philip J. DeCocco, Director Nominee................         0                                 --
Paul L. McDermott, Director Nominee................         0                                 --
Robert S. Oswald, Director Nominee.................         0                                 --
Harry T. Rein, Director Nominee....................         0                                 --
Paul E. Rice, Director Nominee.....................         0                                 --
Louis R. Ross, Director Nominee....................         0                                 --
Terryll R. Smith, Director Nominee.................         0                                 --
All Current Team Members (other than Executive
  Officers) as a Group.............................         721,915                        19.04

- -------------------------
(1) All options are ISOs, except that 182,980; 120,000; 193,973; 131,595; 7,002, and 7,032 shares held by Messrs. Pease, McGrath, Carlson, Ratigan, Barlow, Johnson and one officer of the Company, respectively, are non-qualified options. The exercise price of all options is equal to 100% of the fair market value of the Common Stock on the date of grant.

(2) If the shareholders approve "Proposal 2 -- Amendment to the 1992 Stock Option Plan", Mr. Pease's options become exercisable in cumulative annual installments of 25% beginning February 14, 1997 and expire on the earlier of February 14, 2006 or, if earlier, one year after Mr. Pease's death or permanent disability or three months after Mr. Pease's termination of employment. In the event shareholders do not approve such amendment, the Company has agreed to grant Mr. Pease an option to purchase 100,000 shares of Common Stock on terms no less favorable than those applicable to the Contingent Options, options to purchase 100,000 of the Contingent Options shall expire and be cancelled and the Company shall use its best efforts to obtain shareholder approval for the remainder of the Contingent Options. In the event that Mr. Pease's employment is terminated without cause, after July 14, 1996, options for 66,667 shares that are not then exercisable become exercisable. As of May 31, 1996, none of Mr. Pease's options under the 1992 Plan are exercisable or have been exercised.

(3) All of Mr. McGrath's options are currently exercisable and expire on the earlier of May 21, 2003 or one year following Mr. McGrath's death. As of May 31, 1996, Mr. McGrath held unexercised options for 21,364 shares of Common Stock under the 1992 Plan.

(4) Options for 225,000 shares held by Mr. Carlson expire on July 6, 2003 and options for 38,191 shares held by Mr. Carlson expire on December 31, 1998, or, if earlier, one year after Mr. Carlson's death or permanent disability or three months after Mr. Carlson's termination of employment. Options for 112,500 shares held by Mr. Carlson became exercisable in cumulative annual installments of 25% beginning July 6, 1994. Options for 112,500 shares held by Mr. Carlson become exercisable in cumulative annual installments of 25% beginning on April 1, 1995. The remaining options for 38,191 shares become exercisable in cumulative annual installments of 25% beginning December 31, 1994. In the event that Mr. Carlson's employment is terminated without cause, all options held by Mr. Carlson, to the extent not then exercisable, will become immediately exercisable. As of May 31, 1996, Mr. Carlson held unexercised options for 187,844 shares of Common Stock under the 1992 Plan, of which 56,250 options are exercisable.

(5) Mr. Ratigan's options expire on December 13, 1998, or, if earlier, one year after Mr. Ratigan's death or permanent disability or three months after Mr. Ratigan's termination of employment. Of the options held by Mr. Ratigan, options for 30,000 shares originally became exercisable in cumulative 50% increments on December 13, 1995 and 1996. In August 1995, the terms of such options were amended so that they became exercisable as follows: 11,250 on August 16, 1995, 3,750 on December 13, 1995, and 2,500 on each of January 1, 1996, February 1, 1996, March 1, 1996, April 1, 1996, May 1, 1996 and June
    1, 1996. The remaining options for 142,500 shares originally became exercisable in cumulative increments as follows: 43,125 on June 13, 1994, 43,125 on December 13, 1994, 28,125 on December 13, 1995, 14,490 on December
    13, 1996 and 13,635 on January 1, 1997. In August 1995, the terms of such options were amended so that the options that were then not exercisable become exercisable as follows: 21,094 on August 16, 1995, 7,030 on December 13, 1995, 4,688 on each of January 1, 1996, February 1, 1996, March 1, 1996 and April 1, 1996, and 4,687 on each of May 1, 1996 and June 1, 1996. In April 1996, the terms of such options were amended so that all such options become exercisable in the event that Mr. Ratigan's employment is terminated without cause prior to August 31, 1996. As of May 31, 1996, Mr. Ratigan held unexercised options for 7,188 shares of Common Stock under the 1992 Plan, none of which are exercisable.

(6) Options for 37,500 shares held by Mr. Barlow, expire on July 6, 2003 and options for 25,461 shares held by Mr. Barlow, expire on December 31, 1998, or, if earlier, one year after Mr. Barlow's death or permanent disability or three months after Mr. Barlow's termination of employment. Options for 18,750 shares held by Mr. Barlow, become exercisable in cumulative annual installments of 25% beginning July 6, 1994, and such options become exercisable in the event that Mr. Barlow's employment is terminated without cause. Options for 18,750 shares held by Mr. Barlow, become exercisable in cumulative annual installments of 25% beginning April 1, 1995. Options for 25,461 shares held by Mr. Barlow become exercisable in cumulative annual installments of 25% beginning December 31, 1994. As of May 31, 1996, Mr. Barlow held unexercised options for 37,303 shares of Common Stock, of which 5,821 options are exercisable.

(7) Options for 37,500 shares held by Mr. Johnson, expire on July 6, 2003 and options for 25,461 shares held by Mr. Johnson, expire on December 31, 1998, or, if earlier, one year after Mr. Johnson's death or permanent disability or three months after Mr. Johnson's termination of employment. Options for 18,750 shares held by Mr. Johnson become exercisable in cumulative annual installments of 25% beginning July 6, 1994. Options for 18,750 shares held Mr. Johnson, become exercisable in cumulative annual installments of 25% beginning April 1, 1995. Options for 25,461 shares held by Mr. Johnson become exercisable in cumulative annual installments of 25% beginning December 31, 1994. Beginning September 15, 1996, Mr. Johnson's employment terminates and he may become a consultant to the Company under an arrangement which expires April 1, 1998, unless earlier terminated by the Company upon 90 days' prior written notice to Mr. Johnson or by Mr. Johnson upon 60 days' prior written notice to the Company. If the Company terminates the consulting arrangement, Mr. Johnson will vest in 60% of the options held by him which are not then exercisable and if Mr. Johnson terminates the consulting arrangement, Mr. Johnson will vest in 40% of the options held by him which are not then exercisable. As of May 31, 1996, Mr. Johnson held unexercised options for 31,483 shares of Common Stock under the 1992 Plan, none of which are exercisable.

           PROPOSAL 3 -- AMENDMENT TO THE DIRECTORS STOCK OPTION PLAN

PROPOSED AMENDMENT TO THE DIRECTORS PLAN

     The Company proposes to amend the Directors Stock Option Plan (the "Directors Plan") to increase the total number of shares of Common Stock available for grant from 112,500 to 175,500.

     This amendment is necessitated by the fact that there are insufficient shares of Common Stock currently available under the Directors Plan to make all grants provided for under such plan to the director nominees to be elected at the Annual Meeting. This amendment, if approved by shareholders of the Company, will permit all grants provided for under the Directors Plan to be made to such director nominees and will further permit the continued use of the Directors Plan to attract, retain and motivate highly qualified individuals to serve as directors of the Company.

     As of May 31, 1996, there were 52,500 shares of Common Stock available for grant under the Directors Plan. If all director nominees set forth in "Proposal 1 -- Election of Directors" are elected to the Board of Directors, options to purchase an additional 60,000 shares of Common Stock will be automatically granted under the Directors Plan.

     If the proposed amendment to the Directors Plan is adopted, and all director nominees are elected to the Board of Directors, immediately following the Annual Meeting, there would be options to purchase 124,500 shares of Common Stock outstanding under the Directors Plan and 51,000 shares available for future grants under the Directors Plan.

     If the proposed amendment to the Directors Plan is not adopted, and all director nominees are elected to the Board of Directors, there would be insufficient shares available under the Directors Plan to make all grants of Initial Options and Annual Options provided for under the Directors Plan to be made in 1996 to the director nominees. In that case, the available options under the Directors Plan will be allocated among the director nominees in proportion to the number of options they would have received if the proposed amendment was adopted. In addition, there would not be any shares available under the Directors Plan for the grant of Initial Options to any new non-employee directors elected or appointed to the Board of Directors in the future or for future grants of Annual Options.

     The Directors Plan was adopted to promote the best interests of the Company and its shareholders by attracting and motivating highly qualified individuals to serve as directors of the Company. The Directors Plan was further adopted to encourage increased ownership of Common Stock by the Company's non-employee directors, and to provide such directors with incentive-based compensation so as to further align their interests with the interests of the Company's shareholders. If the proposed amendment to the Directors Plan is adopted, the Company intends to continue the use of the Directors Plan for such purposes.

     Only directors who are not employed by the Company or any subsidiary of the Company and who are not serving as the Chairman of the Board are eligible to participate in the Directors Plan. There currently are four directors eligible to participate in the Directors Plan. Following the Annual Meeting, if all director nominees are elected, there will be seven directors eligible to participate in the Directors Plan. Neither the Chairman of the Board, the executive officers named in the Summary Compensation Table, nor any other officers or team members of the Company, are eligible to participate in the Directors Plan.

REQUIRED VOTE

     Approval of the amendment to the Directors Plan requires the affirmative vote of holders of a majority of the shares present, or represented, and entitled to be voted at the Annual Meeting. Abstentions will have the effect of a vote against approval of the Directors Plan and broker non-votes will have no effect.

     PROXIES WILL BE VOTED "FOR" THE APPROVAL OF THE AMENDMENT TO THE DIRECTORS PLAN UNLESS OTHERWISE INDICATED ON THE PROXY.

THE DIRECTORS STOCK OPTION PLAN

     The Directors Plan was approved by the Board of Directors on February 9, 1995 and was amended on May 15, 1995 and approved by the shareholders of the Company on June 23, 1995. The Directors Plan was amended on June 3, 1996 to increase the total number of shares of Common Stock available for grant from 112,500 to 175,500. This amendment is being submitted to the shareholders for approval at the Annual Meeting. Under the terms of the Directors Plan, eligible non-employee directors are granted options under the Directors Plan in addition to their meeting fees. See "Further Information -- Compensation of Directors and Executive Officers -- Directors".

     The Directors Plan currently provides for the issuance of options to purchase up to the 112,500 shares of Common Stock to non-employee directors of the Company. Shares of Common Stock subject to any unexercised portion of a terminated, forfeited, cancelled or expired option under the Directors Plan may be used again for subsequent grants under such plan. In the event that an option granted under the Directors Plan is exercised through the retention by the Company of shares underlying such options or by payment of the exercise price with shares of Common Stock previously acquired by the optionee under the Directors Plan, then such shares may also be used for subsequent grants of options under the Directors Plan.

     Each eligible director who is elected or appointed to the Board of Directors receives an Initial Option to purchase 15,000 shares of Common Stock on the date of his or her first election or appointment (an "Initial Option"). In addition, each non-employee director who has been a director for six months before the date of each annual meeting of shareholders held during the term of the Directors Plan automatically will be granted, as of the date of such annual meeting, an option to purchase an additional 1,500 shares of Common Stock (an "Annual Option").

     The exercise price of options granted under the Directors Plan shall be equal to the last reported sale price per share of the Common Stock on the Nasdaq National Market on the date of determination. As of the close of business on May 31, 1996, the price per share of Common Stock as quoted on the Nasdaq National Market was $36.125. The option exercise price is payable in cash, by certified check, bank draft or money order, by delivery to the Company of previously acquired shares of Common Stock having a fair market value equal to the option exercise price, through a cashless exercise procedure whereby the optionee instructs his or her broker to deliver to the Company sufficient cash to pay the exercise price and applicable exercise and employment withholding tax, through the retention by the Company of then exercisable options having a fair market value equal to the option exercise price, or by any combination of the foregoing.

     Each option granted under the Directors Plan as an Initial Option becomes exercisable in full on the first anniversary of the date of grant. Options granted as Annual Options become exercisable in three annual increments of 33 1/3% of the shares subject to the option. All options granted under the Plan are exercisable for a period of ten years from the date of grant, unless earlier terminated.

     If a non-employee director's term of office terminates for any reason, including such director becoming an Employee (as defined in the Directors Plan) of the Company, other than such director's election or appointment as Chairman of the Board, prior to the date the option or portion thereof becomes exercisable, such option or portion thereof shall terminate. If the non-employee director's term of office terminates because such director is elected or appointed as Chairman of the Board and the director is not an Employee or does not become an Employee as a result of such election or appointment, then such director shall not be eligible for further automatic grants of Options so long as he or she serves as Chairman, but his or her options granted prior to his or her election as Chairman shall not terminate and shall continue to become exercisable in full after one year, in the case of Initial Options, or in 33 1/3% annual increments, in the case of Annual Options. Thereafter, if such Chairman becomes an Employee of the Company or ceases to be a director, prior to the date his or her options become exercisable, such options or portion thereof which are not exercisable shall terminate.

     To the extent that an option is exercisable and is unexercised on the date the non-employee director's term of office terminates for any reason, including such director becoming an Employee of the Company, other than such director's election or appointment as Chairman of the Board, the option shall terminate on the earlier of (i) the expiration date of the option or (ii) three months after such non-employee director's termination; provided, however, that the exercise period in the foregoing clause (ii) shall be extended to one year after termination if termination is due to the non-employee director's death or disability. To the extent an option or any portion thereof is exercisable and unexercised on the date a non-employee director's term of office as a non-employee director is terminated due to the non-employee director's election or appointment as Chairman (and the non-employee director is not an Employee or does not become an Employee as a result of such election or appointment), the option shall terminate on the earlier of (i) the expiration date of the option, or (ii) three months after such non-employee director becomes an Employee or ceases to be a Director; provided, however, that the exercise period in clause (ii) shall be extended to one year after the non-employee director ceases to be a Director if such termination is due to the non-employee director's death or disability.

     The Directors Plan provides that (i) in the event of a termination by the Company of a director's membership on the board or failure to renominate the director for election to the Board, or voluntary resignation by the director from the Board at the request of the Board, following a change in Control of the Company, or (ii), in the event of a Change in Control, if one of the corporations surviving the Change in Control, or the person purchasing the Company's assets in the Change in Control, does not assume the options under the Directors Plan, any portion of an option granted under the Directors Plan that is then not exercisable shall become immediately exercisable. For purposes hereof, a "Change in Control" shall be deemed to have occurred in the event of
(i) a merger involving the Company in which the Company is not the surviving corporation (other than a merger with a wholly-owned subsidiary of the Company formed for the purpose of changing the Company's corporate domicile); (ii) a share exchange in which the shareholders of the Company exchange their stock in the Company for stock of another corporation (other than a share exchange in which all or substantially all of the holders of the voting stock of the Company, immediately prior to the transaction, exchange, on a pro rata basis, their voting stock of such other corporation for more than 50% of the voting stock of such other corporation); (iii) the sale of all or substantially all of the assets of the Company; or (iv) any person or group of persons (as defined by Section 13(d) of the Exchange Act) (other than any employee benefit plan or employee benefit trust benefitting the team members of the Company) becoming a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of either the then outstanding Common Stock or the combined voting power of the Company's then outstanding voting securities.

     Options granted under the Directors Plan are not transferable except by will or by the laws of descent and distribution, and may be exercised during a non-employee director's lifetime only by such non-employee director.

     The Directors Plan is administered by the Management Development Committee. The Management Development Committee is authorized to construe the provisions of the Directors Plan, but shall have no discretion with respect to the terms of grants made automatically under the Directors Plan, except to the extent such discretion would not result in the Directors Plan failing to qualify for the exemption provided under Securities and Exchange Commission Rule 16b-3.

AMENDMENT OR TERMINATION

     The Board may terminate the Directors Plan, or the granting of options under the Directors Plan, at any time. No new grants shall be made under the Directors Plan after February 9, 2000. The Board of Directors may at any time and from time to time, amend or modify the Directors Plan; provided, however, no amendment or modification may be made to the Directors Plan without the approval of the shareholders to the extent that Rule 16b-3 requires such amendment or modification to be approved by the shareholders of the Company. Unless otherwise permitted under Rule 16b-3, the Directors Plan may not be amended more than once in any six month period other than to comply with changes in the Code. No amendment or termination shall affect any option previously granted to a non-employee director without the consent of such non-employee director.

FEDERAL INCOME TAX CONSEQUENCES

     Under the Code as now in effect, upon the exercise of an option granted under the Directors Plan, an optionee will recognize ordinary income equal to the difference between the option price and the fair market value of the Common Stock at the time of exercise. When the optionee disposes of shares acquired by the exercise of an option, the amount received in excess of the fair market value on the date of exercise will be treated as long or short-term capital gain, depending on the holding period of the shares. Payment of the option price for shares of Common Stock by surrender of shares of Common Stock previously owned by the optionee will not give rise to a recognized gain on the shares surrendered. To the extent the number of new shares received upon the exercise of an option exceeds the number of shares surrendered upon the exercise of such option, the fair market value of the additional shares on the date the option is exercised, reduced by the amount of any cash paid by the optionee upon the exercise of the option, will be taxable to the optionee as ordinary income. The optionee's basis and holding period for the number of newly-acquired shares equal to the number of surrendered shares will carry over from the surrendered shares on a share-for-share basis. The optionee's basis in the remaining shares will equal the fair market value of the shares on the exercise date, and the optionee's holding period will begin on the day after the date on which the optionee's tax basis is determined. If an option is exercised by the retention by the Company of shares of Common Stock underlying options under the Directors Plan, the optionee will recognize ordinary income equal to the difference between the fair market value of the Common Stock underlying the retained options and the exercised options on the date of exercise and the exercise price of such options. The optionee's basis for the newly acquired shares will be equal to the fair market value of the shares on the exercise date and the optionee's holding period will begin on the day after the date of exercise. To the extent ordinary income is recognized by the optionee, the Company may deduct a corresponding amount as compensation.

STOCK OPTIONS GRANTED UNDER THE DIRECTORS PLAN

     The following table lists each person named in the Summary Compensation Table under "Further Information -- Compensation of Directors and Executive Officers -- Summary Compensation Table" below, all director nominees, all current executive officers as a group, all current directors (other than executive officers) as a group, each associate of the foregoing persons, each other person who received or is to receive at least five percent of the options under the Directors Plan, all current team members of the Company (other than executive officers) as a group and all current directors and director nominees (other than executive officers as a group), indicating the number and weighted average exercise price of options granted under the Directors Plan to each of the foregoing, as of May 31, 1996, and options which would be granted under the Directors Plan to each of the foregoing if they continued in their present position with the Company (or if a director nominee, served as a director of the Company) for the remaining term of the Directors Plan.

                                                                                         FUTURE POSSIBLE
                                                     OPTION SHARES        WEIGHTED        OPTION SHARE
                                                     GRANTED UNDER        AVERAGE         GRANTS UNDER
           NAMES AND PRINCIPAL POSITION             DIRECTORS PLAN     EXERCISE PRICE    DIRECTORS PLAN
- --------------------------------------------------- ---------------    --------------    ---------------
Alfred A. Pease, President and Chief Executive
  Officer, Director Nominee........................      0                 0                  0
James A. McGrath, Chairman of the Board(3).........      0                 0                  0
Dwight D. Carlson, Vice Chairman of the Board;
  Former President and Chief Executive Officer;
  Director Nominee.................................      0                 0                  0
James A. Ratigan, Executive Vice President and
  Chief Financial Officer; Former Executive Vice
  President and Chief Operating Officer(3).........      0                 0                  0
Neil E. Barlow, Executive Vice President --
  International....................................      0                 0                  0
Gary D. Johnson, Former Executive Vice President --
  Marketing........................................      0                 0                  0
Knut M. Heitmann(3)................................      15,000(1)         $11.83             0
Paul L. McDermott, Director Nominee................      15,000(1)          12.83              6,000(2)
Harry T. Rein, Director Nominee....................      15,000(1)          12.83              6,000(2)
Paul E. Rice, Director Nominee.....................      15,000(1)          12.83              6,000(2)
Philip J. DeCocco, Director Nominee................      0                 0                  19,500(4)
Robert S. Oswald, Director Nominee.................      0                 0                  19,500(4)
Louis R. Ross, Director Nominee....................      0                 0                  19,500(4)
Terryll R. Smith, Director Nominee.................      0                 0                  19,500(4)
All Current Executive Officers as a Group (5
  persons).........................................      0                 0                  0
All Current Directors (other than Executive
  Officers) as a Group (4 persons).................      60,000(1)          12.57             18,000(5)
All Current Team Members (other than Executive
  Officers) as a Group.............................      0                 0                  0
All Current Directors and Director Nominees (other
  than Executive Officers) as a Group (7
  persons).........................................      60,000(1)          12.57             96,000(2)(4)(5)

- -------------------------
(1) All options granted to date under the Directors Plan have been Initial Options. Initial Options held by Messrs. Heitmann, McDermott, Rein and Rice are fully exercisable.

(2) Consists of four annual grants of Annual Options to three current directors.

(3) Not standing for re-election to the Board of Directors.

(4) Consists of an Initial Option grant and three annual grants of Annual Options to four director nominees.

(5) Consists of four annual grants of Annual Options to three current directors who are also director nominees.

                              FURTHER INFORMATION
                        --------------------------------

                               EXECUTIVE OFFICERS

     The officers listed below were appointed by the Board of Directors and serve in the capacities indicated. Executive officers are normally appointed annually by the Board of Directors and serve at the pleasure of the Board.

                                             POSITION, PRINCIPAL OCCUPATIONS AND
        NAME AND AGE                                 OTHER DIRECTORSHIPS
- -----------------------------   --------------------------------------------------------------
James E. McGrath, 41.........   Mr. McGrath has been Chairman of the Board since May 1993 and a director of the Company since 1983. Since April 1989, Mr.
                                McGrath has been Chairman and Chief Executive Officer of
                                Fairfax Capital Partners, Inc., a private merchant banking firm, and also is currently a director of American Medical
                                Response, Inc. and Encon Systems, Inc. Mr. McGrath is not
                                standing for re-election to the Board of Directors.
Alfred A. Pease, 50..........   President and Chief Executive Officer since February 1996. Mr.
                                Pease's business experience is described under "Proposal 1 --
                                Election of Directors".
Dwight D. Carlson, 52........   Vice Chairman of the Board since February 1996. Mr. Carlson's business experience is described under "Proposal 1 -- Election of Directors."
James A. Ratigan, 48.........   Mr. Ratigan has been a director of the Company since 1989.
                                Since April 1996, Mr. Ratigan has been Executive Vice
                                President and Chief Financial Officer of the Company. From May
                                1994 to April 1996, Mr. Ratigan served as Executive Vice
                                President and Chief Operating Officer of the Company and has
                                served in various other capacities at the Company since
                                December 1993. From October 1992 to December 1993, Mr. Ratigan
                                provided financial consulting services for a number of
                                companies, including the Company. From 1987 until October
                                1992, he was a Venture Manager with The Adler Group, a private venture capital firm. Mr. Ratigan has advised the Company that he intends to leave the Company by August 31, 1996 due to
                                personal and family considerations. Mr. Ratigan is not
                                standing for re-election to the Board of Directors.
Neil E. Barlow, 40...........   Mr. Barlow is Executive Vice President -- International and
                                has been an Executive Vice President of the Company in various capacities since January 1990. Prior to that, he had held
                                various positions at the Company including Director of
                                Manufacturing and Managing Director of the Company's European
                                subsidiaries for more than five years.

             SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

PRINCIPAL SHAREHOLDERS

     The following table sets forth information with respect to beneficial ownership of the Company's Common Stock by each person known by management of the Company to be the beneficial owner of more than 5% of its outstanding Common Stock. The number of shares reported is as of the dates indicated in the footnotes below. The percentage of class is based on 6,951,459 shares of Common Stock outstanding on May 31, 1996. The information as to each person has been furnished by such person and, except as where otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person.

                      NAME AND ADDRESS OF                         AMOUNT AND NATURE OF      PERCENT
                       BENEFICIAL OWNER                           BENEFICIAL OWNERSHIP      OF CLASS
- ---------------------------------------------------------------   --------------------      --------
FMR Corporation
  82 Devonshire Street,
  Boston, Massachusetts 02109..................................        452,900(1)             6.52%
U.S. Trust Company of New York
  114 W. 47th Street,
  New York, New York 10036.....................................        412,131(2)             5.93%
Rockefeller & Co., Inc.
  30 Rockefeller Plaza,
  New York, New York 10112.....................................        405,875(3)             5.84%

- -------------------------
(1) Based upon its statement on Schedule 13G dated February 14, 1996.

(2) Based upon its statement on Schedule 13G dated February 14, 1996.

(3) Based upon its statement on Schedule 13G dated February 9, 1996.

BENEFICIAL OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information with respect to beneficial ownership of the Company's Common Stock by each of the directors and director nominees, the persons named in the Summary Compensation Table and by all directors and executive officers as a group as of May 31, 1996, unless otherwise indicated. The information as to each person has been furnished by such person and, except as where otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person.

                      NAME AND ADDRESS OF                         AMOUNT AND NATURE OF      PERCENT
                      BENEFICIAL OWNER(1)                         BENEFICIAL OWNERSHIP      OF CLASS
- ---------------------------------------------------------------   --------------------      --------
Dwight D. Carlson(2)(3)........................................          146,848              2.08%
Philip J. DeCocco..............................................         --                    --
Knut M. Heitmann(2)(4)(5)......................................           15,000               *
Paul L. McDermott(2)(6)........................................           16,500               *
James E. McGrath(2)(5)(7)......................................           21,264               *
Robert S. Oswald...............................................         --                     *
Alfred A. Pease(2).............................................         --                    --
James A. Ratigan(2)(5)(8)......................................            7,539              --
Harry T. Rein(2)(9)............................................           16,870              --
Paul E. Rice(2)(10)............................................          165,000              2.37%
Louis R. Ross..................................................         --                    --
Terryll R. Smith...............................................         --                    --
Neil E. Barlow(11).............................................           56,285               *
Gary D. Johnson(12)............................................            4,687               *
Directors and executive officers as a group
  (9 persons)(2)(3)(4)(6)(7)(8)(9)(10)(11).....................          449,993              6.29%

- -------------------------
  *  Less than 1% of class

 (1) The address for Messrs. Carlson, DeCocco, Heitmann, McDermott, McGrath, Oswald, Pease, Ratigan, Rein, Rice, Ross, Smith, Barlow and Johnson is 23855 Research Drive, Farmington Hills, Michigan 48335.

 (2) Serves as a member of the Board of Directors of the Company.

 (3) Includes options to purchase 98,437 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of May 31, 1996.

 (4) Includes options to purchase 15,000 shares of Common Stock which are presently exercisable.

 (5) Not standing for re-election to the Board of Directors.

 (6) Includes options to purchase 15,000 shares of Common Stock, which are presently exercisable.

 (7) Includes options to purchase 21,364 shares of Common Stock, which are presently exercisable.

 (8) Includes options to purchase 7,188 shares of Common Stock, which are exercisable within 60 days of May 31, 1996.

 (9) Consists of 1,869 shares of Common Stock owned by Canaan Venture Partners L.P. and 1 share of Common Stock owned by Canaan Venture Offshore Management, N.V., with respect to which Mr. Rein shares voting and dispositive power but disclaims beneficial ownership. Also includes options to purchase 15,000 shares of Common Stock, which are presently exercisable.

(10) Consists of 150,000 shares of Common Stock owned by the State Treasurer of the State of Michigan, Custodian of Public School Employees' Retirement System; State Employees' Retirement System; Michigan State Police Retirement System; Judges' Retirement System; and Probate Judges' Retirement System ("State of Michigan Pension Funds"), of which Mr. Rice is the State Administrator. Also includes options to purchase 15,000 shares of Common Stock, which are presently exercisable and which will be exercised at the discretion of the State of Michigan Pension Funds. Shares of Common Stock received by Mr. Rice in connection with the exercise of such options are required to be delivered to the State of Michigan Pension Funds. Mr. Rice shares voting and dispositive power but disclaims beneficial ownership of these shares.

(11) Includes options to purchase 10,509 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of May 31, 1996.

(12) Includes options to purchase an aggregate of 4,687 shares of Common Stock, which are presently exercisable or which are exercisable within 60 days of May 31, 1996.

REPORTING OF BENEFICIAL OWNERSHIP BY DIRECTORS, EXECUTIVE OFFICERS AND TEN PERCENT HOLDERS

     Under the securities laws of the United States, the Company's directors, its executive (and certain other) officers, and any persons holding more than ten percent of the Common Stock are required to report their ownership of the Common Stock and any changes in that ownership to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates during the Company's last fiscal year. All of these filing requirements were satisfied by the Company's officers, directors and ten percent shareholders, except that Knut
M. Heitman, who was a director during the fiscal year ended December 31, 1995, failed to file on a timely basis one report relating to a single transaction in Common Stock beneficially owned by him. In making these statements, the Company has relied on the written representations of its directors, officers and ten percent shareholders and copies of the reports that have been filed with the Commission.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

     All of the members of the Board of Directors who are not employed by the Company (other than Mr. McGrath) receive $1,000 for each Board meeting attended. In addition, directors are reimbursed for their out-of-pocket expenses incurred in attending Board and committee meetings. Directors, other than directors who are serving on the Management Development Committee, are also eligible to participate in the Company's 1992 Plan.

     All of the members of the Board of Directors who are not employed by the Company (other than the Chairman of the Board) (the "Eligible Directors") participate in the Directors Plan. On February 9, 1995, each of Messrs. McDermott, Rein and Rice were granted an Initial Option to purchase 15,000 shares of Common Stock with an exercise price of $12.83. Any additional Eligible Director who is first elected or appointed after February 9, 1995 will receive an Initial Option to purchase 15,000 shares of Common Stock on the date of his or her election or appointment. On May 15, 1995, Mr. Heitman, who is not standing for re-election to the Board of Directors, was granted an Initial Option with an exercise price of $11.83. In addition, each Eligible Director who has been a director for six months before the date of each annual meeting of shareholders held during the term of the Directors Plan automatically will be granted, as of the date of such annual meeting, an Annual Option to purchase an additional 1,500 shares of Common Stock. The Directors Plan expires on February 9, 2000. The exercise price of options granted under the Directors Plan is the last reported sale price per share of the Company's Common Stock as quoted on the Nasdaq National Market on the date of grant. Each option granted under the Directors Plan as an Initial Option becomes exercisable in full on the first anniversary of the date of grant. Options granted as Annual Options become exercisable in three annual increments of 33 1/3% of the shares subject to the option. The exercisability of such options is accelerated in the event of the occurrence of certain changes in control of the Company. All options granted under the Directors Plan are exercisable for a period of ten years from the date of grant, unless earlier terminated due to the termination of the Eligible Director's service as a director of the Company.

     In May 1993, the Company engaged James E. McGrath to serve as Chairman of the Board of the Company. Mr. McGrath is paid $5,000 per month for his services as Chairman of the Board. Mr. McGrath was granted non qualified stock options to purchase 120,000 shares of Common Stock, all of which were immediately exercisable at an exercise price of $3.71 per share, which was the fair market value of the Common Stock on the date such options were granted. Such options expire on the earlier of May 21, 2003 or one year following Mr. McGrath's death. By April 15 of the year following an exercise of Mr. McGrath's option, Mr. McGrath will receive a payment equal to the difference between Mr. McGrath's actual federal income tax liability for the calendar year in which an exercise of Mr. McGrath's option occurs and the amount Mr. McGrath's federal income tax liability for the calendar year of such exercise would have been if Mr. McGrath's option had been an incentive stock option rather than a non qualified stock option, the shares received upon exercise of the option had been sold at the date of exercise at the exercise price and such shares had been held for more than one year at that date (the "Tax Differential Payment"), plus an amount required for the payment to be received on an After-Tax Basis. After-Tax Basis means the amount of the Tax Differential Payment supplemented by a further payment so that the sum of the two payments, after deduction of all federal, state and local taxes resulting from the receipt of such two payments, shall be equal to the Tax Differential Payment. Of the stock options granted to Mr. McGrath to purchase 120,000 shares of Common Stock, options to purchase 93,056 shares were exercised in 1995, and options to purchase 21,364 are outstanding at May 31, 1996. On April 4, 1996, the Company paid Mr. McGrath $279,565, representing the Tax Differential Payment due Mr. McGrath related to the options he exercised in 1995.

EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information as to compensation paid by the Company for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended December 31, 1993, 1994, and 1995 to
(i) the Company's Chief Executive Officer during 1995, (ii) the Company's executive officers at December 31, 1995 (other than the Chief Executive Officer) whose aggregate annual salary and bonus exceeded $100,000 and (iii) one former executive officer, who during portions of the fiscal year ended December 31, 1995 was classified as an executive officer for purposes of the Commission's regulations, whose aggregate annual salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                  ANNUAL COMPENSATION           OTHER            AWARDS
 NAME AND PRINCIPAL             -----------------------        ANNUAL         ------------       ALL OTHER
      POSITION          YEAR    SALARY ($)    BONUS ($)    COMPENSATION(1)     OPTIONS(#)     COMPENSATION($)
- ---------------------   ----    ----------    ---------    ---------------    ------------    ---------------
Dwight D. Carlson,...   1993     $ 137,500    $  59,408        --                263,191          $ 7,757(3)
  Vice Chairman of      1994       146,000       88,354        --                 --               12,059(4)
  the Board of          1995       155,000      129,156        --                 --               12,380(5)
  Directors; Former
  President and Chief
  Executive
  Officer(2)
James A. Ratigan,....   1993         6,749       --            --                172,500          --
  Executive Vice        1994       125,000       82,508        $18,878(7)         --               25,810(4)
  President and         1995       132,500       89,524        --                 --                6,958(5)
  Chief Financial
  Officer; Former
  Executive Vice
  President and Chief
  Operating
  Officer(6)
Neil E. Barlow,......   1993     $ 125,000       41,585        --                 62,961            6,079(3)
  Executive Vice        1994       125,000       82,508        --                 --                7,108(4)
  President --          1995       132,500       89,524        --                 --                5,958(5)
  International
Gary D. Johnson,.....   1993       107,000       41,585        --                 62,961            3,312(3)
  Former Executive      1994       112,350       86,753        --                 --                6,478(4)
  Vice President --     1995       112,350       30,000        --                 --                8,016(5)
  Marketing(8)

- -------------------------
(1) Perquisites and other personal benefits were provided to all of the persons named in the Summary Compensation Table. Disclosure of such amounts is not required because such amounts were less than 10% of the total annual salary and bonuses reported for each of the respective individuals for each period presented.

(2) Mr. Carlson served as President and Chief Executive Officer until February 14, 1996, at which time he was appointed Vice Chairman of the Board.

(3) "All Other Compensation" is comprised of (i) contributions made by the Company to the accounts of each of the named executive officers under the Company's 401(k) Plan with respect to the fiscal year ended December 31, 1993 as follows: Mr. Carlson $2,520, Mr. Barlow $2,520 and Mr. Johnson $1,800; (ii) the dollar value of any life insurance premiums paid by the Company in the fiscal year ended December 31, 1993 with respect to term life insurance for the benefit of each of the named executives as follows: Mr. Carlson $1,215, Mr. Barlow $778 and Mr. Johnson $1,512; and
    (iii) the dollar value of any disability insurance premiums paid by the Company in the fiscal year ended December 31, 1993 in excess of the Company's standard disability coverage for the benefit of each of the following named executives: Mr. Carlson $4,022 and Mr. Barlow $2,781.

(4) "All Other Compensation" is comprised of (i) contributions made by the Company to the accounts of each of the named executive officers under the Company's 401(k) Plan with respect to the fiscal year ended December 31, 1994 as follows: Mr. Carlson $4,620, Mr. Ratigan $2,310, Mr. Barlow $3,675 and Mr. Johnson $3,750; (ii) the dollar value of any life insurance premiums paid by the Company in the fiscal year ended December 31, 1994 with respect to term life insurance for the benefit of each of the named executives as follows: Mr. Carlson $3,075, Mr. Ratigan $842, Mr. Barlow $414 and Mr. Johnson $2,728; (iii) the dollar value of any disability insurance premiums paid by the Company in the fiscal year ended December 31, 1994 in excess of the Company's standard disability coverage for the benefit of each of the following named executives: Mr. Carlson $4,364 and Mr. Barlow $3,019; and
    (iv) temporary housing, moving, travel and other expenses related to Mr. Ratigan's relocation to Michigan totaling $22,658.

(5) "All Other Compensation" is comprised of (i) contributions made by the Company to the accounts of each of the named executive officers under the Company's 401(k) Plan with respect to the fiscal year ended December 31, 1995 as follows: Mr. Carlson $4,620, Mr. Ratigan $4,620, Mr. Barlow $2,100 and Mr. Johnson $4,620; (ii) the dollar value of any life insurance premiums paid by the Company in the fiscal year ended December 31, 1995 with respect to term life insurance for the benefit of each of the named executives as follows: Mr. Carlson $3,396, Mr. Ratigan $2,338, Mr. Barlow $838 and Mr. Johnson $3,396; (iii) the dollar value of any disability insurance premiums paid by the Company in the fiscal year ended December 31, 1995 in excess of the Company's standard disability coverage for the benefit of each of the following named executives: Mr. Carlson $4,364 and Mr. Barlow $3,020.

(6) Mr. Ratigan joined the Company in December 1993. Mr. Ratigan served as Executive Vice President and Chief Operating Officer until April 19, 1996, at which time he was appointed Executive Vice President and Chief Financial Officer. Mr. Ratigan has advised the Company that he intends to leave the Company by August 31, 1996 due to personal and family considerations.

(7) Includes payment of certain tax "gross up" amounts of $18,878 for certain taxable income received by Mr. Ratigan in 1994 as described under "All Other Compensation".

(8) Mr. Johnson resigned as Executive Vice President -- Marketing, effective July 15, 1995, but continued his employment with the Company.

EXERCISE AND VALUE OF OPTIONS

     The following table sets forth certain information concerning exercises of stock options during the fiscal year ended December 31, 1995 by each of the persons named in the Summary Compensation Table and the number of and the value of unexercised stock options held by such persons as of December 31, 1995 on an aggregated basis.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF
                                                            SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                 SHARES                      UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                ACQUIRED       VALUE        AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END($)(1)
                               ON EXERCISE    REALIZED   ---------------------------   ---------------------------
            NAME                   (#)         ($)(2)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- -----------------------------  -----------    --------   -----------   -------------   -----------   -------------
Dwight D. Carlson............     31,008      $409,301      80,611        165,079      $ 1,358,160    $ 2,853,459
James A. Ratigan.............     43,125(3)    548,942           0         43,125                0        643,281
Neil E. Barlow...............     58,682       667,229      12,710         40,455          199,079        670,869
Gary D. Johnson..............     31,133(4)    450,835      10,961         40,458          175,319        670,903

- -------------------------
(1) Represents the total gain which would have been realized if all such options had been exercised on December 31, 1995.

(2) Represents the fair market value of the shares of Common Stock relating to exercised options, as of the date of exercise, less the exercise price of such options.

(3) Includes 15,495 shares of Common Stock underlying stock options retained by the Company as payment for the exercise price of 27,630 shares of Common Stock.

(4) 20,755 shares acquired on exercise were paid for by the surrender of 4,699 previously acquired shares of Common Stock.

EMPLOYMENT AGREEMENTS

     Messrs. Pease, Carlson, Ratigan and Johnson serve in their present capacities pursuant to the terms of employment agreements.

     Mr. Pease's agreement provides for an annual base salary of $200,000, subject to increase at the discretion of the Management Development Committee, benefits comparable to the Company's other executive officers, including life, disability and health insurance and the use of a Company leased automobile and an annual performance bonus target level of 60% of his base salary. In addition, such agreement provides for the reimbursement of temporary housing, travel and relocation expenses incurred by Mr. Pease, including moving expenses, real estate brokerage commissions and certain closing and loan costs associated with the sale of Mr. Pease's prior residence and purchase of a new residence in the state of Michigan and certain incidental expenses related to the relocation, plus a payment equal to the income taxes payable by Mr. Pease as a result of the receipt of such reimbursements and tax payment. In the event Mr. Pease's employment is terminated without cause, his salary and benefits will continue for twelve months and he will earn a pro rata portion of any bonus that would have been earned in the year of the termination.

     Mr. Pease was granted options to purchase 200,000 shares of Common Stock under the 1992 Plan (the "Contingent Options") which do not become exercisable until shareholders approve certain amendments to the 1992 Plan. See "Proposal 2
- -- Amendment to the 1992 Stock Option Plan". In the event shareholders do not approve such amendments, the Company has agreed to grant Mr. Pease an option to purchase 100,000 shares of Common Stock (the "Substitute Option") on terms no less favorable than those applicable to the Contingent Options, options to purchase 100,000 of the Contingent Options shall expire and be cancelled and the Company shall use its best efforts to obtain shareholder approval for the remainder of the Contingent Options. The Contingent Options consist of non-qualified stock options for 182,980 shares of Common Stock exercisable at an exercise price of $20.625 per share and the remainder as incentive stock options exercisable at an exercise price of $23.50 per share. These options become exercisable in cumulative annual installments of 25% beginning February 14, 1997 and expire on February 14, 2006. In addition, in the event Mr. Pease's employment is terminated without cause after July 14, 1996, unexercisable options for 66,667 shares of Common Stock held by him will become immediately exercisable.

     Mr. Carlson's agreement provides for an annual base salary of $155,000, benefits comparable to the Company's other executive officers, reimbursement of reasonable monthly club dues, and an annual performance bonus target level of $95,000. In the event of certain terminations of Mr. Carlson's employment without cause, his salary, a $7,917 monthly bonus and his benefits will continue for the longer of (a) the number of months following the termination of the agreement which is equal to one month for each year Mr. Carlson was employed by the Company or (b) March 1, 1999, and all options held by him to the extent not then exercisable, shall become immediately exercisable. If Mr. Carlson's employment terminates for any reason, he will earn a pro rata portion of any bonus that would have been earned in the year of the termination.

     The Company can elect to convert Mr. Carlson's employment agreement into a consulting arrangement at any time, with Mr. Carlson receiving the same annual base salary, bonus and perquisites as set forth above through March 1, 1999 and the Company extending the term of his stock options so that they continue to vest through March 1, 1999. Mr. Carlson is required to render at least sixteen hours of consulting services per month. Upon the termination of the consulting arrangement, Mr. Carlson will receive the same benefits he would have received, as described above, upon termination of his employment. Mr. Carlson will also be entitled to office space and secretarial support for one year after he is no longer an employee of the Company and so long as he continues to serve as Vice Chairman of the Board.

     Mr. Ratigan's employment agreement provides for an annual base salary of $132,500, subject to increase at the discretion of the Management Development Committee, benefits comparable to the Company's other executive officers and an annual performance bonus target level in 1996 of $72,000. In addition, such agreement provides for loans to Mr. Ratigan in amounts required to pay taxes incurred by Ratigan upon the exercise of non-qualified stock options granted to him. No loans have ever been made by the Company to Mr. Ratigan under this agreement. In the event Mr. Ratigan's employment is terminated without cause prior to August 31, 1996, he will continue to receive his full salary, together with full life, disability and health benefits and a $1,112 monthly payment through August 31, 1996 and all options held by him, to the extent not then exercisable, shall become immediately exercisable. Following termination of Mr. Ratigan's employment in August 1996, he will continue to receive one-half of his salary, together with full life, disability and health insurance benefits and a $1,585 monthly payment until August 31, 1997. If Mr. Ratigan's employment terminates for any reason, he will earn a pro rata portion of any bonus that would have been earned in the year of the termination.

     Mr. Johnson's agreement provides for a monthly salary of $9,362.50 through September 15, 1996, benefits comparable to the executive officers of the Company and a payment of $54.00 per hour of service in excess of eight hours a month. Beginning September 15, 1996, when his employment terminates, Mr. Johnson may become a consultant to the Company under an arrangement which expires April 1, 1998, unless earlier terminated by the Company upon 90 days' prior written notice to Mr. Johnson or by Mr. Johnson upon 60 days' prior written notice to the Company. Under this consulting arrangement, Mr. Johnson will be compensated at a per diem rate of $1,000, with a minimum monthly fee of $2,000. If the Company terminates the consulting arrangement, Mr. Johnson will vest in 60% of the options held by him which are not then exercisable and if Mr. Johnson terminates the consulting arrangement, Mr. Johnson will vest in 40% of the options held by him which are not then exercisable.

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     Payments due to Messrs. Pease, Carlson, Ratigan and Johnson upon termination of their employment with the Company are described above under "Further Information -- Compensation of Directors and Executive Officers -- Employment Agreements."

     Agreements relating to stock options granted under the 1992 Plan to each of the executive officers named in the Summary Compensation Table, as well as certain other officers of the Company, also provide that such options become immediately exercisable in the event that the optionee's employment is terminated without cause, or there is a diminishment of the optionee's responsibilities, following a Change of Control of the Company or, if, in the event of a Change of Control, such options are not assumed by the person surviving the Change of Control or purchasing the assets in the Change of Control. A "Change of Control" is generally defined as a merger of the Company in which the Company is not the survivor, certain share exchange transactions, the sale or transfer of all or substantially all of the assets of the Company, or any person or group of persons (as defined by Section 13(d) the Securities Exchange Act of 1934, as amended) acquires more than 50% of the Common Stock ("Option Acceleration Provision").

     Certain option agreements issued to officers of the Company contain a provision accelerating the exercisability of options granted under the 1992 Plan in the event of certain terminations of employment without cause.

     In addition to the Option Acceleration Provision contained in the 1992 Plan agreements, the Company's 1983 Stock Option Plan provides that options granted under such plan to each of the executive officers named in the Summary Compensation Table become fully exercisable, even if not otherwise exercisable, if such options are not assumed by the surviving corporation of any merger or consolidation of the Company or in connection with the sale or transfer by the Company of substantially all of its assets.

        REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

     The Management Development and Compensation Committee of the Board of Directors is responsible for the planning, review and administration of the Company's executive compensation program. During the year ended December 31, 1995, all members of the Committee were non-employee directors of the Company.

     The Company's objective is to provide a superior return to its shareholders. To support this objective, the Company believes it must attract, retain and motivate top quality executive talent. The Company's executive compensation program is a critical tool in this process. The Company's executive compensation program has been designed to link executive compensation to Company performance through at-risk compensation opportunities, providing significant reward to executives who contribute to the Company's success.

     The Company's executive compensation program consists of base salary, annual cash incentive opportunities and long-term incentives represented by stock options. Total targeted compensation for Dwight D. Carlson, President and Chief Executive Officer of the Company during 1995, was increased by 17% in 1995 over 1994 levels. The other executive officers' total targeted compensation in 1995 was generally increased by 14% over 1994 levels. These increases are principally attributable to the Company's strong financial performance in 1994 and the high growth operating plan approved by the Company's Board of Directors for 1995. Of the additional total targeted compensation approved, 75% of Mr. Carlson's and 71% of the other executive officers' total targeted compensation was in the form of additional targeted performance bonuses. As a result, most of the additional targeted compensation would only be paid if the Company achieved or exceeded the 1995 operating plan.

BASE SALARY

     The Committee recognizes the importance of a competitive compensation structure in retaining and attracting valuable senior executives. Executive salary levels are reviewed and established annually. The salaries received by the Company's executives generally reflect their levels of responsibility, the profitability of the Company and other factors, such as assessments of individual performance. The base salary, performance bonus, stock option and other compensation terms for new executive officers are established based upon each executive's qualifications, position and level of responsibility as compared with the Company's other executives.

     In 1995, the salary level of Mr. Carlson and the other executive officers were increased by approximately 6%. These increases principally reflected the Company's strong financial performance in 1994.

ANNUAL BONUS

     The Company's executive officers are eligible for annual cash performance bonuses. At the beginning of each year, the Committee develops a Management Bonus Plan applicable to all executives of the Company, including the Chief Executive Officer of the Company.

     The 1995 Management Bonus Plan provided that bonuses could be earned only if the Company achieved at least 75% of its targeted operating profit level. If this minimum performance level was achieved, the Company's executives were then eligible to earn bonuses, on a pro rata basis, for performance exceeding 75% of targeted revenue levels (30% of bonus), 75% of targeted pre-tax net income levels (30% of bonus) and 75% of targeted new order bookings levels (40% of bonus). In addition, bonuses could be earned at a one-half rate for performance exceeding 100% of the targeted levels. Seventy percent of the executives' overall bonus would be paid based solely upon achievement of these performance standards and the remaining 30% of their bonuses would be paid at the discretion of the Committee, with all executive officers earning the same percentage of the discretionary portion of their bonuses.

     The Committee set the 1995 targeted performance standards at levels consistent with the 1995 operating plan approved by the Company's Board of Directors.

     Targeted performance bonus levels for 1995 were increased over such levels for 1994 by 36% for Mr. Carlson and by 33% for the other executive officers. During 1995, 40% of Mr. Carlson's total targeted compensation was in the form of a performance bonus (as compared to 35% in 1994), while 35% of the other executive officers' total targeted compensation was in the form of performance bonuses (as compared to 30% in 1994). Targeted performance bonus levels in 1995 reflect the Committee's continued emphasis on providing the Company's executives with significant reward for superior performance through increased at-risk compensation opportunities, rather than through increases in base salary.

     The Company's actual performance in 1995 exceeded the performance targets for revenue, pre-tax net income and new order bookings. Based upon this performance, the Committee approved the payment of the entire discretionary portion of Mr. Carlson and the other executive officers' 1995 performance bonuses.

STOCK OPTIONS

     Stock option grants have historically been utilized by the Company as part of its compensation program for all levels of team members, including the Company's executives. The Company's stock option program permits team members to buy a specific number of shares of Common Stock, in the future, at the fair market value of such shares on the date the option is granted. Since stock options gain value only if the price of the Common Stock increases above the option exercise price, this use of stock option grants reflects the Company's philosophy of linking compensation to performance. In addition, the Committee believes that stock option grants to team members help to provide an incentive for their continued employment and otherwise more closely align their interests with those of the Company and its shareholders. The Company also utilizes stock options as part of its standard compensation package developed to attract highly qualified employment candidates to the Company.

     No stock options were granted to the Company's executives officers in 1995. During 1995, the Committee accelerated the time periods in which options held by James A. Ratigan, who was then serving as Executive Vice President and Chief Operating Officer, would become exercisable in order to provide incentive to Mr. Ratigan to remain with the Company during periods in which Mr. Ratigan's personal, family and other considerations dictated otherwise.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Board of Directors of the Company has reviewed the provisions of the Internal Revenue Code and related regulations of the Internal Revenue Service which restrict deductibility of executive compensation paid to any of the five most highly compensated executive officers at the end of any fiscal year to the extent such compensation exceeds $1,000,000 in any year.

     The Board of Directors of the Company concluded that it would be advisable to establish certain restrictions on the granting of options under the Company's 1992 Stock Option Plan so that compensation realized in connection with the exercise of options granted under such plan would be exempt from the restrictions on deductibility described above. See "Proposal 2 -- Amendment to the 1992 Stock Option Plan" for a discussion of such proposed amendment. It is important to note that while the proposed amendment allows the Committee continuing discretion in establishing executive officer compensation, it does limit such discretion by restricting the size of option awards which the Committee may grant to any single individual. The permitted size of the option awards to a single individual was established based on the Committee's determination of the maximum number of option shares which would be required to be granted in any fiscal year to retain or attract a chief executive officer of the Company.

     The Committee does not believe that other components of the Company's compensation program are likely to result in payments to any executive officer in any year which would be subject to the restriction on deductibility, and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. The Committee will continue to evaluate the advisability of qualifying future executive compensation programs for deductibility under the Internal Revenue Code.

DATED: JUNE 3, 1996                   MANAGEMENT DEVELOPMENT AND
                                      COMPENSATION COMMITTEE, AS OF JUNE 3, 1996
                                      Paul L. McDermott, Harry T. Rein, Paul E.
                                      Rice

                         STOCK PRICE PERFORMANCE GRAPH

     Set forth below is a graph comparing the cumulative total return on the Company's Common Stock from August 20, 1992, the date the Company's Common Stock began trading publicly, through December 31, 1995 with an index consisting of returns from a peer group of companies, consisting of Cognex Corp., Cyberoptics Corporation, Medar Inc., PPT Vision, Inc. (formerly Pattern Processing Technology) and Robotic Vision Systems Inc. (the "Peer Group Index") and The Nasdaq Stock Market Composite Index (the "Nasdaq Composite Index"). Acuity Imaging, Inc., which was formerly included in the Peer Group, was acquired during 1995 by Robotic Vision Systems Inc., a member of the Peer Group. The returns of each company in the Peer Group Index have been weighted according to their respective stock market capitalization. The graph assumes that the value of the investment in the Company's Common Stock, the Peer Group Index and the Nasdaq Composite Index was $100 on August 20, 1992 and that all dividends were reinvested.

     The graph displayed below is presented in accordance with Securities and Exchange Commission requirements. Shareholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. This graph in no way reflects the Company's forecast of future financial performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                     AMONG PERCEPTRON, INC., THE PEER GROUP
                         AND THE NASDAQ COMPOSITE INDEX

         MEASUREMENT PERIOD                                                     NASDAQ COM-
        (FISCAL YEAR COVERED)           PERCEPTRON, INC.      PEER GROUP           POSITE
8/20/92                                           100.00             100.00             100.00
12/31/92                                             119                157                125
12/31/93                                             204                234                133
12/31/94                                             354                365                131
12/31/95                                             604                960                135

                              CERTAIN TRANSACTIONS

     Paul L. McDermott, a director of the Company, is a Managing Director at Nomura Securities International, Inc., an investment banking firm, which has in past and may in the future provide investment banking services to the Company.

     The Company is a member of the Auto Body Consortium (the "ABC"), a group comprised of General Motors Corporation, Ford Company and Chrysler Corporation, companies in automotive-related businesses, including the Company, and several universities and research organizations. Dwight D. Carlson, Vice Chairman of the Board and the former President and Chief Executive Officer, and a director of the Company, is the Chairman of the Board of the ABC, a non-profit corporation. In connection with an industry matching commitment for a $4,800,000 grant made to the ABC by the U.S. Department of Commerce, the Company has committed to spend approximately $50,000 per year for three years, commencing in October 1992, to help fund research to reduce variation in the automobile body manufacturing process. For the three year period commencing in 1992, the Company has also committed to make available to the ABC one or more Company employees whose total compensation and benefits cost to the Company was approximately $150,000 per year. In October 1995, the ABC received a $8,300,000 grant from the Department of Commerce. In connection with industry matching commitments for such grant, the Company has committed to spend approximately $100,000 per year for three years, commencing in October 1995. Such commitment can be cancelled by the Company upon 60 days' notice.

     Philip J. DeCocco is President of Sturges House, Inc., a company which offers executive recruiting and management consulting services in the areas of human resources, strategic planning, executive development, and organization design and development. Sturges House, Inc. provided consulting services to the Company during 1995, including the recruitment of Alfred A. Pease to join the Company as President and Chief Executive Officer, for aggregate payments of $152,929. Sturges House, Inc. has provided consulting services to the Company during 1996 and may continue to do so in the future.

                            INDEPENDENT ACCOUNTANTS

     The accounting firm of Coopers & Lybrand has been appointed by the Board of Directors to audit the consolidated financial statements for the Company for the year ending December 31, 1996. Representatives of Coopers & Lybrand are expected to be at the Annual Meeting and to be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement at such meeting if they desire to do so.

               PROPOSALS BY SHAREHOLDERS FOR 1997 ANNUAL MEETING

     Shareholder proposals intended to be presented at the 1997 annual meeting are eligible for inclusion in the Company's proxy statement for the meeting under the applicable rules of the Securities and Exchange Commission if received by the Secretary of the Company at its executive offices no later than February 8, 1997. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proposals be submitted by certified mail, return receipt requested.

                                 OTHER MATTERS

     At the date of this Proxy Statement, the Board of Directors is not aware of any matters to be presented for action at the Annual Meeting other than those described above. However, if any other matters should come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

                                    By order of the Board of Directors,

                                    T.S. VAUGHN

                                    Thomas S. Vaughn, Secretary

Farmington Hills, Michigan
June 7, 1996

                               PERCEPTRON, INC.
    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF PERCEPTRON, INC.

        The undersigned shareholder hereby appoints ALFRED A. PEASE and THOMAS
S. VAUGHN, or either of them, the attorney and proxies of the undersigned, with power of substitution, to vote all the shares of common stock of Perceptron, Inc. standing in the name of the undersigned at the close of business on May 17, 1996 at the Annual Meeting of Shareholders of the Company to be held on Friday, July 12, 1996 at 9:00 a.m., local time, and at any and all adjournments thereof, with all the powers the undersigned would possess if then and there present.

        The shareholder instructs the proxies to vote as specified on this proxy on the matters described in the Proxy Statement dated June 7, 1996. Proxies will be voted as instructed.


        IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE COMPANY'S NOMINEES AS DIRECTORS (INCLUDING THE ELECTION OF ANY PERSON TO THE BOARD OF DIRECTORS WHERE A NOMINEE NAMED IN THE PROXY STATEMENT IS UNABLE OR, FOR GOOD CAUSE, WILL NOT SERVE), FOR THE FOLLOWING AMENDMENT TO THE COMPANY'S 1992 STOCK OPTION PLAN AND FOR THE FOLLOWING AMENDMENT TO THE DIRECTORS STOCK OPTION PLAN.

        The Undersigned acknowledges receipt of the Proxy Statement and Notice of said meeting, both dated June 7, 1996.

                                                                SEE REVERSE SIDE


                        (TO BE SIGNED ON REVERSE SIDE)

/X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

- ------------------------------------------------------------------------------------------------------------------------------------
                               WITHHELD    NOMINEES:
                       FOR     from all      Dwight D. Carlson
                all nominees  nominess       Philip J. DeCocco
1. ELECTION OF       /  /       /  /         Paul L. McDermott
   DIRECTORS                                 Robert S. Oswald                                             FOR     AGAINST    ABSTAIN
                                             Alfred A. Pease           2. APPROVAL OF AN AMENDMENT       /  /      /  /       /  /
   Election of                               Harry T. Rein                TO THE 1992 STOCK OPTION PLAN
   directors to                              Paul E. Rice                 To approve an amendment to the Perceptron, Inc. 1992
   hold office until                         Louis R. Ross                Stock Option Plan to (a) increase the total number of
   the Annual Meeting                        Terryll R. Smith             shares of the Company's Common Stock available for
   of Shareholders in 1997.                                               grant under such plan by 250,000 shares, and (b) restrict
                                                                          the number of shares of Common Stock which may be
For, except vote withheld from the following nominee(s):_______________   subject to options granted under such plan to any
       (INSTRUCTION: To withhold authority to vote for any nominee,       salaried employee of the Company, in any fiscal year,
       write that nominee's name in the space provided.)                  to 200,000 shares, as described in the Notice of Annual
                                                                          Meeting of Shareholders and Proxy Statement dated
                                                                          June 7, 1996.

                                                                                                          FOR     AGAINST    ABSTAIN
                                                                       3. APPROVAL OF AN AMENDMENT TO    /  /      /  /       /  /
                                                                          THE DIRECTORS STOCK OPTION PLAN
                                                                          To approve an amendment to the Perceptron, Inc.
                                                                          Directors Stock Option Plan which would increase
                                                                          the total number of shares of the Company's Common
                                                                          Stock available for grant under such plan by 63,000
                                                                          shares, as described in the Notice of Annual Meeting
                                                                          of Shareholders and Proxy Statement dated June 7, 1996.

                                                                          Brokers executing proxies should indicate the number of
                                                                          shares with respect to which authority is conferred by
                                                                          this Proxy if less than all shares held as nominees
                                                                          are to be voted.

Dated:______________, 1996    Signature _______________________    Signature _____________________________

Please sign exactly as your name appears. If acting as attorney, executor, trustee or in other representative capacity, sign name and title.
PLEASE EXECUTE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE PROMPTLY.